Western Alliance Bancorporation
One East Washington Street
Phoenix, AZ 85004
www.westernalliancebancorporation.com

PHOENIX--(BUSINESS WIRE)--July 15, 2021
SECOND QUARTER 2021 FINANCIAL RESULTS

Net income	Earnings per share	PPNR[1]	Net interest margin	Efficiency ratio[1]	Book value per common share
$223.8 million	$2.17	$277.4 million	3.51%	44.5%	$38.70
	$2.29, excluding acquisition and restructure expenses				$32.86[1], excluding goodwill and intangibles

CEO COMMENTARY:
“Western Alliance continued to execute on its diversified national commercial business strategy, effectively deploying excess liquidity and generating record revenues, PPNR[1] and earnings for the second quarter 2021,” said Kenneth A. Vecchione, President and Chief Executive Officer. “Balance sheet growth was driven by an increase in HFI loans of $2.0 billion (29.3% annualized), excluding PPP payoffs, supported by deposit growth of $3.5 billion (36.9% annualized), lifting total assets to $49.1 billion and PPNR[1] by 37.1% in the quarter to $277.4 million. As we began to unlock the value from the AmeriHome acquisition, we achieved record net income of $223.8 million, earnings per share of $2.17 and return on tangible common equity of 28.1% for the second quarter 2021. Asset quality remained strong with nonperforming assets to total assets of 0.20% and negligible net charge-offs for the quarter.”

Acquisition of AmeriHome Mortgage Company:
On April 7, 2021, the Company completed its previously announced acquisition of Aris Mortgage Holding Company, LLC, the parent company of AmeriHome Mortgage Company, LLC ("AmeriHome"). The Company's results for the second quarter 2021 include the financial results of AmeriHome beginning on April 7, 2021. Pursuant to accounting guidance, acquired assets and liabilities are recorded at estimated fair value as of the acquisition date. The estimated fair value of certain net assets are preliminary and are subject to measurement period adjustments. Based on AmeriHome's closing balance sheet and a $275 million premium, cash consideration was approximately $1.22 billion.

LINKED-QUARTER BASIS	YEAR-OVER-YEAR

FINANCIAL HIGHLIGHTS:
▪Net income of $223.8 million and earnings per share of $2.17, compared to $192.5 million and $1.90, respectively
▪Net revenue of $506.5 million, an increase of 50.3%, or $169.5 million, compared to an increase in non-interest expenses of 81.3%, or $109.8 million
▪Pre-provision net revenue1 of $277.4 million, up $75.0 million from $202.4 million
▪Effective tax rate of 19.0%, compared to 17.9%
▪Net income of $223.8 million and earnings per share of $2.17, up 139.9% and 133.3%, from $93.3 million and $0.93, respectively
▪Net revenue of $506.5 million, an increase of 58.4%, or $186.8 million, compared to an increase in non-interest expenses of 113.2%, or $130.0 million
▪Pre-provision net revenue1 of $277.4 million, up $72.5 million from $204.9 million
▪Effective tax rate of 19.0%, compared to 17.4%

FINANCIAL POSITION RESULTS:
▪HFI loans of $30.0 billion, up $1.3 billion, or 18.4% annualized
▪Total deposits of $41.9 billion, up $3.5 billion, or 36.9% annualized
▪Stockholders' equity of $4.0 billion, up $322 million
▪Increase in HFI loans of $5.0 billion, or 20.1%
▪Increase in total deposits of $14.4 billion, or 52.2%
▪Increase in stockholders' equity of $932 million

LOANS AND ASSET QUALITY:
▪Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.20%, compared to 0.27%
▪Annualized net loan charge-offs to average loans outstanding of approximately 0.00%, compared to 0.02%
▪Nonperforming assets to total assets of 0.20%, compared to 0.47%
▪Annualized net loan charge-offs to average loans outstanding of approximately 0.00%, compared to 0.09%

KEY PERFORMANCE METRICS:
▪Net interest margin of 3.51%, compared to 3.37%
▪Return on average assets and on tangible common equity1 of 1.86% and 28.1%, compared to 1.93% and 24.2%, respectively
▪Tangible common equity ratio1 of 7.1%, compared to 7.9%
▪Tangible book value per share1, net of tax, of $32.86, a decrease of 0.5% from $33.02
▪Efficiency ratio1 of 44.5%, compared to 39.0%
▪Net interest margin of 3.51%, compared to 4.19%
▪Return on average assets and on tangible common equity1 of 1.86% and 28.1%, compared to 1.22% and 13.6%, respectively
▪Tangible common equity ratio1 of 7.1%, compared to 8.9%
▪Tangible book value per share1, net of tax, of $32.86, an increase of 18.0% from $27.84
▪Efficiency ratio1 of 44.5%, compared to 35.1%

1     See reconciliation of Non-GAAP Financial Measures on page 18.

Income Statement
Net interest income was $370.5 million in the second quarter 2021, an increase of $53.2 million from $317.3 million in the first quarter 2021, and an increase of $72.1 million, or 24.2%, compared to the second quarter 2020. Continued loan growth and interest income from AmeriHome's HFS loans drove the increase in net interest income from both the first quarter 2021 and the second quarter 2020.
The Company recorded a reversal of credit loss provisions totaling $14.5 million in the second quarter 2021, a decrease of $17.9 million from the $32.4 million reversal in the first quarter 2021, compared to a provision for credit losses of $92.0 million in the second quarter 2020. The reversal of provisions during the second quarter 2021 is due to continued improvement in economic forecasts relative to March 31, 2021 and concentration of loan growth in portfolio segments with lower expected loss rates.
The Company’s net interest margin in the second quarter 2021 was 3.51%, an increase from 3.37% in the first quarter 2021 and a decrease from 4.19% in the second quarter 2020. The increase in net interest margin from the prior period is largely a result of the deployment of excess liquidity. The decrease in net interest margin from the second quarter 2020 was driven by the lower rate environment, which lowered loan and investment security yields, but also decreased deposit costs.
Non-interest income was $136.0 million for the second quarter 2021, compared to $19.7 million for the first quarter 2021, and $21.3 million for the second quarter 2020. The increase in non-interest income from the first quarter 2021 and second quarter 2020 is primarily the result of mortgage banking related income from AmeriHome.
Net revenue was $506.5 million for the second quarter 2021, an increase of $169.5 million, or 50.3%, compared to $337.0 million for the first quarter 2021, and an increase of $186.8 million, or 58.4%, compared to $319.7 million for the second quarter 2020. The increase in net revenue from the first quarter 2021 and second quarter 2020 was driven by an increase in loan interest income generated from loan growth and the AmeriHome HFS loans, coupled with an increase in non-interest income from mortgage banking related income.
Non-interest expense of $244.8 million for the second quarter 2021, or $229.1 million adjusted1 to exclude AmeriHome acquisition and restructure related expenses, compared to $135.0 million for the first quarter 2021, or $134.6 million adjusted1, and $114.8 million for the second quarter 2020. The Company’s efficiency ratio1, adjusted to exclude acquisition and restructure related expenses, was 44.5% for the second quarter 2021, compared to 39.0% in the first quarter 2021, and 35.1% for the second quarter 2020. The increase in adjusted non-interest expense1 from the second quarter 2020 is attributable to growth from the AmeriHome acquisition, which increased compensation costs and also introduced additional non-interest expense items, such as net loan servicing and loan acquisition and origination expenses.
Income tax expense was $52.4 million for the second quarter 2021, compared to $41.9 million for the first quarter 2021, and $19.6 million for the second quarter 2020.
Net income was $223.8 million for the second quarter 2021, an increase of $31.3 million from $192.5 million for the first quarter 2021, and an increase of $130.5 million from $93.3 million for the second quarter 2020. Earnings per share was $2.17, or $2.29 per share after adjusting for acquisition and restructure expenses, for the second quarter 2021, compared to $1.90 for the first quarter 2021, and $0.93 for the second quarter 2020. As discussed above, the increase in net income and earnings per share for the second quarter 2021 compared to the same quarter last year was driven by a release in the provision for credit losses coupled with new activity related to the AmeriHome acquisition.
The Company views its pre-provision net revenue1 ("PPNR") as a key metric for assessing the Company’s earnings power, which it defines as net revenue less non-interest expense, adjusted for acquisition and restructure expenses. For the second quarter 2021, the Company’s PPNR1 was $277.4 million, up $75.0 million from $202.4 million in the first quarter 2021, and up $72.5 million from $204.9 million in the second quarter 2020. The increase in PPNR from the first quarter 2021 and second quarter 2020 was driven by the AmeriHome acquisition completed on April 7, 2021, as the increase to net revenue was larger than the increase in adjusted non-interest expense1.
The Company had 3,075 full-time equivalent employees and 53 offices at June 30, 2021, compared to 1,947 employees and 49 offices at March 31, 2021, and 1,851 employees and 47 offices at June 30, 2020. The increase in employees from March 31, 2021 primarily relates to the addition of AmeriHome employees.

1    See reconciliation of Non-GAAP Financial Measures on page 18.

Balance Sheet
Gross HFI loans totaled $30.0 billion at June 30, 2021, an increase of $1.3 billion from $28.7 billion at March 31, 2021, and an increase of $5.0 billion from $25.0 billion at June 30, 2020. The increase in HFI loans from the prior quarter is primarily attributable to an increase of $2.0 billion in residential real estate loans, offset in part by a decrease of $786 million in commercial and industrial loans. From June 30, 2020, the largest increases in the loan balance were driven by residential real estate loans of $2.7 billion, commercial and industrial loans of $1.5 billion (includes $865 million of PPP loans), construction and land development loans of $659 million, and CRE non-owner occupied loans of $351 million. These increases were offset by a decrease in CRE owner occupied loans of $229 million. The Company's allowance for credit losses on HFI loans consists of an allowance for funded HFI loans and an allowance for unfunded loan commitments. At June 30, 2021, the allowance for loan losses to funded HFI loans was 0.78%, compared to 0.86% at March 31, 2021, and 1.24% at June 30, 2020. The allowance for credit losses, which includes the allowance for unfunded loan commitments, to funded HFI loans was 0.88% at June 30, 2021, compared to 0.97% at March 31, 2021, and 1.39% at June 30, 2020.
Deposits totaled $41.9 billion at June 30, 2021, an increase of $3.5 billion from $38.4 billion at March 31, 2021, and an increase of $14.4 billion from $27.5 billion at June 30, 2020. By deposit type, the increases from the prior quarter include $2.6 billion from non-interest bearing demand deposits, $534 million from savings and money market accounts, $294 million from interest bearing demand deposits, and $137 million from certificates of deposit. From June 30, 2020, deposits increased across most deposit types, with increases in non-interest bearing demand deposits of $7.9 billion, savings and money market accounts of $6.0 billion, and interest-bearing demand deposits of $680 million. These increases were partially offset by a decrease in certificates of deposit of $160 million. Non-interest bearing deposits were $20.1 billion at June 30, 2021, compared to $17.5 billion at March 31, 2021, and $12.2 billion at June 30, 2020.
The table below shows the Company's deposit types as a percentage of total deposits:

	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020
Non-interest bearing	48.0%	45.7%	44.4%
Savings and money market	37.7	39.8	35.7
Interest-bearing demand	10.0	10.1	12.7
Certificates of deposit	4.3	4.4	7.2
The Company’s ratio of loans to deposits was 71.6% at June 30, 2021, compared to 74.8% at March 31, 2021, and 90.8% at June 30, 2020.
Borrowings were $595 million at June 30, 2021, $5 million at March 31, 2021, and $10 million at June 30, 2020. The increase in borrowings from June 30, 2020 is due to the assumption of borrowings related to the acquisition of AmeriHome, coupled with the issuance of $242 million in credit linked notes during the second quarter 2021.
Qualifying debt totaled $1.1 billion at June 30, 2021, compared to $544 million at March 31, 2021, and $618 million at June 30, 2020. The increase in qualifying debt from March 31, 2021 and June 30, 2020 is primarily related to the issuance of $600 million in subordinated debt in June 2021.
Stockholders’ equity was $4.0 billion at June 30, 2021, compared to $3.7 billion at March 31, 2021, and $3.1 billion at June 30, 2020. The increase in stockholders' equity from March 31, 2021 is attributable to net income and net proceeds of $70.0 million from the sale of the Company's common stock under its ATM program, partially offset by dividends to shareholders. During the quarter, the Company sold 0.7 million shares of its common stock for a purchase price of $100.59 per share, with aggregate net proceeds totaling $70.0 million. In addition, a cash dividend of $0.25 per share was paid to shareholders on May 28, 2021, totaling $25.9 million. The increase in stockholders' equity from June 30, 2020 is primarily a function of net income and sales of common stock in a direct stock offering and under the Company's ATM program, partially offset by share repurchases and dividends to shareholders. The Company sold 2.3 million shares of its common stock in a registered direct offering during the first quarter 2021, for aggregate net proceeds of $209.2 million.
At June 30, 2021, tangible common equity, net of tax, was 7.1% of tangible assets1 and total capital was 12.8% of risk-weighted assets. The Company’s tangible book value per share1 was $32.86 at June 30, 2021, up 18.0% from June 30, 2020.
Total assets increased 13.1% to $49.1 billion at June 30, 2021, from $43.4 billion at March 31, 2021, and increased 53.8% from $31.9 billion at June 30, 2020. The increase in total assets from the prior quarter and prior year was driven by the acquisition of net assets in the AmeriHome acquisition as well as continued organic loan and deposit growth.
Asset Quality
Recovery of credit provisions totaled $(14.5) million for the second quarter 2021, compared to $(32.4) million for the first quarter 2021, and a provision for credit losses of $92.0 million for the second quarter 2020. Net loan charge-offs in the second quarter 2021 were $0.1 million, or approximately 0.00% of average loans (annualized), compared to $1.4 million, or 0.02%, in the first quarter 2021, and $5.5 million, or 0.09%, in the second quarter 2020.
Nonaccrual loans decreased $17.3 million to $96.3 million during the quarter and decreased $43.4 million from June 30, 2020. Loans past due 90 days and still accruing interest were zero at June 30, 2021, March 31, 2021, and June 30, 2020. Loans past due 30-89 days and still accruing interest totaled $9.8 million at June 30, 2021, an increase from $7.3 million at March 31, 2021, and from $9.3 million at June 30, 2020.
Repossessed assets totaled $3.9 million at June 30, 2021, a decrease of $0.3 million from $4.2 million at March 31, 2021, and a decrease of $5.5 million from $9.4 million at June 30, 2020. Classified assets totaled $238.5 million at June 30, 2021, a decrease of $42.4 million from $280.9 million at March 31, 2021, and a decrease of $60.0 million from $298.5 million at June 30, 2020.
The ratio of classified assets to Tier 1 capital plus the allowance for credit losses, a common regulatory measure of asset quality, was 6.4% at June 30, 2021, compared to 7.5% at March 31, 2021, and 9.5% at June 30, 2020.
1     See reconciliation of Non-GAAP Financial Measures on page 18.

Segment Highlights
The Company's reportable segments are aggregated with a focus on products and services offered and consist of three reportable segments:
–Commercial segment: provides commercial banking and treasury management products and services to small and middle-market businesses, specialized banking services to sophisticated commercial institutions and investors within niche industries, as well as financial services to the real estate industry.
–Consumer Related segment: offers both commercial banking services to enterprises in consumer-related sectors and consumer banking services, such as residential mortgage banking and beginning on April 7, 2021 includes the financial results of AmeriHome.
–Corporate & Other segment: consists of the Company's investment portfolio, Corporate borrowings and other related items, income and expense items not allocated to our other reportable segments, and inter-segment eliminations.
Key management metrics for evaluating the performance of the Company's Commercial and Consumer Related segments include loan and deposit growth, asset quality, and pre-tax income.
The Commercial segment reported a gross loan balance of $20.6 billion at June 30, 2021, a decrease of $18 million during the quarter, and an increase of $1.3 billion during the last twelve months. Deposits for the Commercial segment totaled $26.3 billion at June 30, 2021, an increase of $2.1 billion during the quarter, and an increase of $7.0 billion during the last twelve months.
Pre-tax income for the Commercial segment was $209.1 million for the three months ended June 30, 2021, a decrease of $11.8 million from the three months ended March 31, 2021, and an increase of $113.8 million from the three months ended June 30, 2020. For the six months ended June 30, 2021, the Commercial segment reported total pre-tax income of $430.0 million, an increase of $225.0 million compared to the six months ended June 30, 2020.
The Consumer Related segment reported a gross loan balance of $9.4 billion at June 30, 2021, an increase of $1.3 billion during the quarter, and an increase of $3.7 billion during the last twelve months. Deposits for the Consumer Related segment totaled $14.8 billion, an increase of $1.6 billion during the quarter, and an increase of $7.9 billion during the last twelve months.
Pre-tax income for the Consumer Related segment was $113.6 million for the three months ended June 30, 2021, an increase of $42.1 million from the three months ended March 31, 2021, and an increase of $51.5 million from the three months ended June 30, 2020. For the six months ended June 30, 2021, the Consumer Related segment reported total pre-tax income of $185.1 million, an increase of $95.7 million compared to the six months ended June 30, 2020.

Conference Call and Webcast
Western Alliance Bancorporation will host a conference call and live webcast to discuss its second quarter 2021 financial results at 12:00 p.m. ET on Friday, July 16, 2021. Participants may access the call by dialing 1-833-236-2753 and using the conference ID 3676158 or via live audio webcast using the website link https://event.on24.com/wcc/r/3193389/31D45D4F64571FF63BCB31CE90498085. The webcast is also available via the Company’s website at www.westernalliancebancorporation.com. Participants should log in at least 15 minutes early to receive instructions. The call will be recorded and made available for replay after 3:00 p.m. ET July 16th through 11:00 p.m. ET August 16th by dialing 1-800-585-8367, conference ID: 3676158.
Reclassifications
Certain amounts in the Consolidated Income Statements for the prior periods have been reclassified to conform to the current presentation. The reclassifications have no effect on net income or stockholders’ equity as previously reported.
Use of Non-GAAP Financial Information
This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding our expectations with regard to our business, financial and operating results, future economic performance and dividends. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission; the potential adverse effects of unusual and infrequently occurring events such as the COVID-19 pandemic and any governmental or societal responses thereto; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; our ability to successfully integrate and operate AmeriHome; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; supervisory actions by regulatory agencies which may limit our ability to pursue certain growth opportunities, including expansion through acquisitions; additional regulatory requirements resulting from our continued growth; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements, whether written or oral, that may be made from time to time, set forth in this press release to reflect new information, future events or otherwise.
About Western Alliance Bancorporation
With approximately $50 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the country’s top-performing banking companies. The company is again #1 best-performing of the 50 largest public U.S. banks in the new S&P Global Market Intelligence listing for 2020 and ranks high on the Forbes “Best Banks in America” list year after year. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps business clients realize their ambitions with teams of experienced bankers who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. Most recently, the bank added to these capabilities with the acquisition of AmeriHome Mortgage, a leading national business-to-business mortgage platform. Serving clients across the country wherever business happens, Western Alliance Bank operates individual, full-service banking brands and has offices in key markets nationwide. For more information, visit westernalliancebank.com.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Selected Balance Sheet Data:
				As of June 30,
				2021	2020	Change %
				(in millions)
Total assets				$49,069.0	$31,906.4	53.8%
Loans held for sale				4,465.2	20.2	NM
Gross HFI loans, net of deferred fees				30,026.4	25,009.2	20.1
Investment securities				7,845.0	4,193.8	87.1
Total deposits				41,921.0	27,544.6	52.2
Qualifying debt				1,140.0	617.7	84.6
Stockholders' equity				4,034.5	3,102.4	30.0
Tangible common equity, net of tax (1)				3,425.6	2,807.3	22.0

Selected Income Statement Data:
	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020	Change %	2021	2020	Change %
	(in millions, except per share data)			(in millions, except per share data)
Interest income	$398.5	$318.2	25.2%	$732.6	$625.4	17.1%
Interest expense	28.0	19.8	41.4	44.8	58.0	(22.8)
Net interest income	370.5	298.4	24.2	687.8	567.4	21.2
(Recovery of) provision for credit losses	(14.5)	92.0	NM	(46.9)	143.2	NM
Net interest income after provision for credit losses	385.0	206.4	86.5	734.7	424.2	73.2
Non-interest income	136.0	21.3	NM	155.7	26.4	NM
Non-interest expense	244.8	114.8	NM	379.8	235.3	61.4
Income before income taxes	276.2	112.9	NM	510.6	215.3	NM
Income tax expense	52.4	19.6	NM	94.3	38.1	NM
Net income	$223.8	$93.3	NM	$416.3	$177.2	NM
Diluted earnings per share	$2.17	$0.93	NM	$4.07	$1.76	NM

(1)    See Reconciliation of Non-GAAP Financial Measures.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Common Share Data:
	At or For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2021	2020	Change %	2021	2020	Change %
Diluted earnings per share	$2.17	$0.93	NM	$4.07	$1.76	NM
Book value per common share	38.70	30.76	25.8
Tangible book value per share, net of tax (1)	32.86	27.84	18.0
Average shares outstanding (in millions):
Basic	102.7	99.8	2.9	101.8	100.6	1.2
Diluted	103.4	100.0	3.4	102.4	100.8	1.6
Common shares outstanding	104.2	100.8	3.4

Selected Performance Ratios:
Return on average assets (2)	1.86%	1.22%	52.5%	1.89%	1.22%	54.9%
Return on average tangible common equity (1, 2)	28.1	13.6	NM	26.2	12.9	NM
Net interest margin (2)	3.51	4.19	(16.2)	3.45	4.20	(17.9)
Efficiency ratio - tax equivalent basis (1)	44.5	35.1	26.8	42.3	35.1	20.5
Loan to deposit ratio	71.6	90.8	(21.1)

Asset Quality Ratios:
Net charge-offs to average loans outstanding (2)	0.00%	0.09%	NM	0.01%	0.02%	(50.0)
Nonaccrual loans to funded HFI loans	0.32	0.56	(42.9)
Nonaccrual loans and repossessed assets to total assets	0.20	0.47	(57.4)
Allowance for loan losses to funded HFI loans	0.78	1.24	(37.1)
Allowance for loan losses to nonaccrual HFI loans	242	222	8.8

Capital Ratios:
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020
Tangible common equity (1)	7.1%	7.9%	8.9%
Common Equity Tier 1 (3)	9.2	10.3	10.2
Tier 1 Leverage ratio (3)	7.3	8.8	9.5
Tier 1 Capital (3)	9.4	10.6	10.5
Total Capital (3)	12.8	12.6	13.4

(1)    See Reconciliation of Non-GAAP Financial Measures.
(2)    Annualized on an actual/actual basis for periods less than 12 months.
(3)    Capital ratios for June 30, 2021 are preliminary.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Condensed Consolidated Income Statements
Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in millions, except per share data)
Interest income:
Loans	$353.8	$289.6	$652.2	$566.5
Investment securities	43.5	28.2	77.5	55.6
Other	1.2	0.4	2.9	3.3
Total interest income	398.5	318.2	732.6	625.4
Interest expense:
Deposits	11.6	15.0	22.4	47.5
Qualifying debt	7.2	4.7	13.1	10.0
Borrowings	9.2	0.1	9.3	0.5
Total interest expense	28.0	19.8	44.8	58.0
Net interest income	370.5	298.4	687.8	567.4
(Recovery of) provision for credit losses	(14.5)	92.0	(46.9)	143.2
Net interest income after provision for credit losses	385.0	206.4	734.7	424.2
Non-interest income:
Net gain on loan origination and sale activities	132.0	—	132.0	—
Service charges and fees	7.4	5.1	14.1	11.5
Income from equity investments	6.8	1.3	14.4	5.1
Foreign currency income	1.5	1.2	3.7	2.5
Income from bank owned life insurance	0.9	6.7	1.9	7.7
Commercial banking related income	4.5	2.4	7.9	6.2
Fair value gain (loss) adjustments on assets measured at fair value, net	3.2	4.4	1.7	(6.9)
Net loan servicing revenue	(20.8)	—	(20.8)	—
Other	0.5	0.2	0.8	0.3
Total non-interest income	136.0	21.3	155.7	26.4
Non-interest expenses:
Salaries and employee benefits	128.9	69.6	212.6	141.7
Loan servicing expenses	22.3	—	22.3	—
Data processing	15.0	8.6	24.9	17.2
Legal, professional, and directors' fees	14.0	10.7	24.1	21.1
Loan acquisition and origination expenses	10.5	—	10.5	—
Occupancy	10.4	8.1	19.0	16.3
Deposit costs	7.1	3.5	13.4	10.8
Insurance	5.5	3.4	9.7	6.4
Loan and repossessed asset expenses	2.5	2.0	4.7	3.5
Intangible amortization	1.8	0.4	2.3	0.8
Marketing	1.7	0.9	2.3	1.8
Business development	1.5	0.8	2.3	3.1
Card expense	0.6	0.4	1.2	1.1
Net (gain) on sales and valuations of repossessed and other assets	(1.5)	—	(1.8)	(1.4)
Acquisition and restructure expenses	15.7	—	16.1	—
Other	8.8	6.4	16.2	12.9
Total non-interest expense	244.8	114.8	379.8	235.3
Income before income taxes	276.2	112.9	510.6	215.3
Income tax expense	52.4	19.6	94.3	38.1
Net income	$223.8	$93.3	$416.3	$177.2

Earnings per share:
Diluted shares	103.4	100.0	102.4	100.8
Diluted earnings per share	$2.17	$0.93	$4.07	$1.76

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Income Statements
Unaudited
	Three Months Ended
	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
	(in millions, except per share data)
Interest income:
Loans	$353.8	$298.4	$301.2	$276.6	$289.6
Investment securities	43.5	34.0	29.4	27.4	28.2
Other	1.2	1.7	1.0	0.8	0.4
Total interest income	398.5	334.1	331.6	304.8	318.2
Interest expense:
Deposits	11.6	10.8	10.7	12.2	15.0
Qualifying debt	7.2	5.9	6.0	7.9	4.7
Borrowings	9.2	0.1	0.1	—	0.1
Total interest expense	28.0	16.8	16.8	20.1	19.8
Net interest income	370.5	317.3	314.8	284.7	298.4
(Recovery of) provision for credit losses	(14.5)	(32.4)	(34.2)	14.6	92.0
Net interest income after provision for credit losses	385.0	349.7	349.0	270.1	206.4
Non-interest income:
Net gain on loan origination and sale activities	132.0	—	—	—	—
Service charges and fees	7.4	6.7	5.9	5.9	5.1
Income from equity investments	6.8	7.6	6.4	1.2	1.3
Foreign currency income	1.5	2.2	1.3	1.8	1.2
Income from bank owned life insurance	0.9	1.0	1.2	1.3	6.7
Commercial banking related income	4.5	3.4	4.0	4.5	2.4
Fair value gain (loss) adjustments on assets measured at fair value, net	3.2	(1.5)	4.8	5.9	4.4
Net loan servicing revenue	(20.8)	—	—	—	—
Other	0.5	0.3	0.2	—	0.2
Total non-interest income	136.0	19.7	23.8	20.6	21.3
Non-interest expenses:
Salaries and employee benefits	128.9	83.7	83.1	78.8	69.6
Loan servicing expenses	22.3	—	—	—	—
Data processing	15.0	9.9	9.6	8.9	8.6
Legal, professional, and directors' fees	14.0	10.1	11.1	10.0	10.7
Loan acquisition and origination expenses	10.5	—	—	—	—
Occupancy	10.4	8.6	8.4	9.4	8.1
Deposit costs	7.1	6.3	4.5	3.2	3.5
Insurance	5.5	4.2	3.8	3.1	3.4
Loan and repossessed asset expenses	2.5	2.2	1.8	1.8	2.0
Intangible amortization	1.8	0.5	0.4	0.4	0.4
Marketing	1.7	0.6	1.5	0.8	0.9
Business development	1.5	0.8	1.4	1.0	0.8
Card expense	0.6	0.6	0.6	0.5	0.4
Net (gain) loss on sales and valuations of repossessed and other assets	(1.5)	(0.3)	(0.2)	0.1	—
Acquisition and restructure expenses	15.7	0.4	—	—	—
Other	8.8	7.4	6.2	6.1	6.4
Total non-interest expense	244.8	135.0	132.2	124.1	114.8
Income before income taxes	276.2	234.4	240.6	166.6	112.9
Income tax expense	52.4	41.9	47.0	30.8	19.6
Net income	$223.8	$192.5	$193.6	$135.8	$93.3

Earnings per share:
Diluted shares	103.4	101.4	100.4	100.1	100.0
Diluted earnings per share	$2.17	$1.90	$1.93	$1.36	$0.93

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Balance Sheets
Unaudited
	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
	(in millions)
Assets:
Cash and due from banks	$3,395.8	$5,346.5	$2,671.7	$1,418.7	$1,518.5
Investment securities	7,845.0	7,888.8	5,504.8	4,701.1	4,193.8
Loans held for sale	4,465.2	—	—	20.8	20.2
Loans held for investment:
Commercial and industrial	14,284.5	15,070.7	14,324.4	13,648.6	12,756.8
Commercial real estate - non-owner occupied	5,695.6	5,681.4	5,654.7	5,407.4	5,344.3
Commercial real estate - owner occupied	2,028.1	2,052.0	2,156.8	2,213.5	2,257.1
Construction and land development	2,856.9	2,767.9	2,431.3	2,300.5	2,197.5
Residential real estate	5,120.7	3,109.1	2,434.6	2,387.1	2,404.8
Consumer	40.6	29.9	51.2	36.1	48.7
Gross loans, net of deferred fees	30,026.4	28,711.0	27,053.0	25,993.2	25,009.2
Allowance for loan losses	(232.9)	(247.1)	(278.9)	(310.5)	(310.5)
Loans, net	29,793.5	28,463.9	26,774.1	25,682.7	24,698.7
Mortgage servicing rights	726.2	—	—	—	—
Premises and equipment, net	150.2	138.4	134.1	128.3	127.8
Operating lease right-of-use asset	94.9	77.0	72.5	71.4	70.3
Other assets acquired through foreclosure, net	3.9	4.2	1.4	8.6	9.4
Bank owned life insurance	178.2	177.3	176.3	175.5	174.9
Goodwill and other intangibles, net	610.7	298.0	298.5	299.0	296.9
Other assets	1,805.4	1,002.9	827.6	829.4	795.9
Total assets	$49,069.0	$43,397.0	$36,461.0	$33,335.5	$31,906.4
Liabilities and Stockholders' Equity:
Liabilities:
Deposits
Non-interest bearing demand deposits	$20,105.6	$17,542.8	$13,463.3	$13,013.0	$12,236.0
Interest bearing:
Demand	4,187.7	3,893.4	4,396.4	3,554.6	3,508.1
Savings and money market	15,810.3	15,276.0	12,413.4	10,574.9	9,823.2
Certificates of deposit	1,817.4	1,680.9	1,657.4	1,700.9	1,977.3
Total deposits	41,921.0	38,393.1	31,930.5	28,843.4	27,544.6
Customer repurchase agreements	20.2	15.9	16.0	19.7	25.4
Total customer funds	41,941.2	38,409.0	31,946.5	28,863.1	27,570.0
Borrowings	595.2	5.0	5.0	10.0	10.0
Qualifying debt	1,140.0	543.7	548.7	618.8	617.7
Operating lease liability	102.4	84.6	79.9	78.6	76.9
Accrued interest payable and other liabilities	1,255.7	642.0	467.4	541.0	529.4
Total liabilities	45,034.5	39,684.3	33,047.5	30,111.5	28,804.0
Stockholders' Equity:
Common stock and additional paid-in capital	1,603.4	1,524.2	1,319.8	1,312.4	1,306.3
Retained earnings	2,366.6	2,168.6	2,001.4	1,833.0	1,722.4
Accumulated other comprehensive income	64.5	19.9	92.3	78.6	73.7
Total stockholders' equity	4,034.5	3,712.7	3,413.5	3,224.0	3,102.4
Total liabilities and stockholders' equity	$49,069.0	$43,397.0	$36,461.0	$33,335.5	$31,906.4

Western Alliance Bancorporation and Subsidiaries
Changes in the Allowance For Credit Losses on Loans
Unaudited
	Three Months Ended
	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
	(in millions)
Allowance for loan losses
Balance, beginning of period	$247.1	$278.9	$310.5	$310.5	$235.3
(Recovery of) provision for credit losses (1)	(14.1)	(30.4)	(27.7)	8.2	80.7
Recoveries of loans previously charged-off:
Commercial and industrial	0.4	0.5	1.5	0.2	0.6
Commercial real estate - non-owner occupied	1.7	0.2	0.1	—	(0.4)
Commercial real estate - owner occupied	—	—	0.1	—	—
Construction and land development	—	—	—	—	—
Residential real estate	0.1	—	0.1	0.4	—
Consumer	—	—	—	—	—
Total recoveries	2.2	0.7	1.8	0.6	0.2
Loans charged-off:
Commercial and industrial	2.3	0.1	5.6	7.1	4.8
Commercial real estate - non-owner occupied	—	2.0	—	1.3	0.9
Commercial real estate - owner occupied	—	—	0.1	0.1	—
Construction and land development	—	—	—	—	—
Residential real estate	—	—	—	0.3	—
Consumer	—	—	—	—	—
Total loans charged-off	2.3	2.1	5.7	8.8	5.7
Net loan charge-offs	0.1	1.4	3.9	8.2	5.5
Balance, end of period	$232.9	$247.1	$278.9	$310.5	$310.5

Allowance for unfunded loan commitments
Balance, beginning of period	$32.6	$37.0	$44.4	$36.3	$29.7
(Recovery of) provision for credit losses (1)	(1.3)	(4.4)	(7.4)	8.1	6.6
Balance, end of period (2)	$31.3	$32.6	$37.0	$44.4	$36.3

Components of the allowance for credit losses on loans
Allowance for loan losses	$232.9	$247.1	$278.9	$310.5	$310.5
Allowance for unfunded loan commitments	31.3	32.6	37.0	44.4	36.3
Total allowance for credit losses on loans	$264.2	$279.7	$315.9	$354.9	$346.8

Net charge-offs to average loans - annualized	0.00%	0.02%	0.06%	0.13%	0.09%

Allowance for loan losses to funded HFI loans	0.78%	0.86%	1.03%	1.19%	1.24%
Allowance for credit losses to funded HFI loans	0.88	0.97	1.17	1.37	1.39
Allowance for loan losses to nonaccrual HFI loans	242	218	242	212	222
Allowance for credit losses to nonaccrual HFI loans	274	246	274	242	248

(1)    The above tables reflect the provision for credit losses on funded and unfunded loans. Recovery of credit losses on investment securities totaled $(3.2) million, resulting in an ending allowance for credit losses on investment securities of $6.0 million. Provision for credit losses on AmeriHome servicing advances totaled $4.0 million, resulting in an ending allowance for credit losses on servicing advances of $4.0 million.
(2)    The allowance for unfunded loan commitments is included as part of accrued interest payable and other liabilities on the balance sheet.

Western Alliance Bancorporation and Subsidiaries
Asset Quality Metrics
Unaudited
	Three Months Ended
	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
	(in millions)
Nonaccrual loans	$96.3	$113.6	$115.2	$146.5	$139.7
Nonaccrual loans to funded HFI loans	0.32%	0.40%	0.43%	0.56%	0.56%
Repossessed assets	$3.9	$4.2	$1.4	$8.6	$9.4
Nonaccrual loans and repossessed assets to total assets	0.20%	0.27%	0.32%	0.47%	0.47%

Loans past due 90 days, still accruing	$—	$—	$—	$28.1	$—
Loans past due 90 days and still accruing to funded HFI loans	—%	—%	—%	0.11%	—%
Loans past due 30 to 89 days, still accruing	$9.8	$7.3	$11.2	$24.3	$9.3
Loans past due 30 to 89 days, still accruing to funded HFI loans	0.03%	0.03%	0.04%	0.09%	0.04%

Special mention loans	$404.8	$474.2	$451.1	$476.8	$395.5
Special mention loans to funded HFI loans	1.35%	1.65%	1.67%	1.83%	1.58%

Classified loans on accrual	$138.2	$163.1	$107.0	$170.5	$149.3
Classified loans on accrual to funded HFI loans	0.46%	0.57%	0.40%	0.66%	0.60%
Classified assets	$238.5	$280.9	$223.7	$325.7	$298.5
Classified assets to total assets	0.49%	0.65%	0.61%	0.98%	0.94%

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	June 30, 2021			March 31, 2021
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$5,347.3	$42.7	3.21%	$—	$—	—%
Loans held for investment:
Commercial and industrial	13,897.5	148.2	4.37	13,951.6	151.0	4.48
CRE - non-owner occupied	5,698.0	67.8	4.78	5,649.7	65.1	4.68
CRE - owner occupied	2,024.9	24.1	4.88	2,094.2	24.4	4.83
Construction and land development	2,791.7	39.9	5.73	2,484.8	35.6	5.81
Residential real estate	3,748.0	30.7	3.29	2,507.7	21.9	3.55
Consumer	34.1	0.4	4.52	34.5	0.4	5.39
Total HFI loans (1), (2), (3)	28,194.2	311.1	4.48	26,722.5	298.4	4.59
Securities:
Securities - taxable	5,629.7	26.0	1.85	4,531.4	18.5	1.66
Securities - tax-exempt	2,165.8	17.5	4.07	1,980.9	15.5	3.99
Total securities (1)	7,795.5	43.5	2.47	6,512.3	34.0	2.37
Cash and other	1,911.3	1.2	0.25	5,864.0	1.7	0.12
Total interest earning assets	43,248.3	398.5	3.77	39,098.8	334.1	3.55
Non-interest earning assets
Cash and due from banks	457.7			166.1
Allowance for credit losses	(257.3)			(289.1)
Bank owned life insurance	177.6			176.6
Other assets	4,518.4			1,271.2
Total assets	$48,144.7			$40,423.6
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$4,370.1	$1.5	0.14%	$3,905.4	$1.3	0.13%
Savings and money market	15,168.1	8.0	0.21	13,994.4	7.1	0.21
Certificates of deposit	1,736.3	2.1	0.49	1,681.1	2.4	0.59
Total interest-bearing deposits	21,274.5	11.6	0.22	19,580.9	10.8	0.22
Short-term borrowings	1,505.7	4.5	1.21	24.8	0.1	1.13
Long-term debt	353.1	4.7	5.30	—	—	—
Qualifying debt	701.2	7.2	4.12	547.2	5.9	4.39
Total interest-bearing liabilities	23,834.5	28.0	0.47	20,152.9	16.8	0.34
Interest cost of funding earning assets			0.26			0.18
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	18,384.8			15,972.6
Other liabilities	2,140.4			772.3
Stockholders’ equity	3,785.0			3,525.8
Total liabilities and stockholders' equity	$48,144.7			$40,423.6
Net interest income and margin (4)		$370.5	3.51%		$317.3	3.37%

(1)     Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $8.5 million and $8.0 million for the three months ended June 30, 2021 and March 31, 2021, respectively.
(2)    Included in the yield computation are net loan fees of $32.6 million and $32.9 million for the three months ended June 30, 2021 and March 31, 2021, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$5,347.3	$42.7	3.21%	$21.7	$—	—%
Loans held for investment:
Commercial and industrial	13,897.5	148.2	4.37	12,318.3	141.9	4.73
CRE - non-owner-occupied	5,698.0	67.8	4.78	5,345.0	65.6	4.95
CRE - owner-occupied	2,024.9	24.1	4.88	2,273.7	27.5	4.97
Construction and land development	2,791.7	39.9	5.73	2,128.5	30.9	5.86
Residential real estate	3,748.0	30.7	3.29	2,329.4	23.0	3.97
Consumer	34.1	0.4	4.52	53.7	0.7	5.21
Total HFI loans (1), (2), (3)	28,194.2	311.1	4.48	24,448.6	289.6	4.82
Securities:
Securities - taxable	5,629.7	26.0	1.85	2,781.3	16.2	2.35
Securities - tax-exempt	2,165.8	17.5	4.07	1,403.3	12.0	4.34
Total securities (1)	7,795.5	43.5	2.47	4,184.6	28.2	3.02
Other	1,911.3	1.2	0.25	671.4	0.4	0.24
Total interest earning assets	43,248.3	398.5	3.77	29,326.3	318.2	4.46
Non-interest earning assets
Cash and due from banks	457.7			162.0
Allowance for credit losses	(257.3)			(271.2)
Bank owned life insurance	177.6			186.6
Other assets	4,518.4			1,221.8
Total assets	$48,144.7			$30,625.5
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$4,370.1	$1.5	0.14%	$3,495.4	$1.6	0.18%
Savings and money market accounts	15,168.1	8.0	0.21	9,428.4	5.5	0.24
Certificates of deposit	1,736.3	2.1	0.49	2,150.5	7.9	1.47
Total interest-bearing deposits	21,274.5	11.6	0.22	15,074.3	15.0	0.40
Short-term borrowings	1,505.7	4.5	1.21	267.4	0.1	0.18
Long-term debt	353.1	4.7	5.30	—	—	—
Qualifying debt	701.2	7.2	4.12	489.0	4.7	3.88
Total interest-bearing liabilities	23,834.5	28.0	0.47	15,830.7	19.8	0.50
Interest cost of funding earning assets			0.26			0.27
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	18,384.8			11,130.0
Other liabilities	2,140.4			608.7
Stockholders’ equity	3,785.0			3,056.1
Total liabilities and stockholders' equity	$48,144.7			$30,625.5
Net interest income and margin (4)		$370.5	3.51%		$298.4	4.19%

(1)    Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $8.5 million and $7.0 million for the three months ended June 30, 2021 and 2020, respectively.
(2)    Included in the yield computation are net loan fees of $32.6 million and $27.8 million for the three months ended June 30, 2021 and 2020, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Six Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$2,688.4	$42.7	3.21%	$21.8	$0.3	2.99%
Loans held for investment:
Commercial and industrial	13,924.4	299.1	4.43	10,984.7	266.5	4.99
CRE - non-owner occupied	5,674.0	132.9	4.73	5,291.5	134.5	5.12
CRE - owner occupied	2,059.4	48.5	4.86	2,277.5	56.7	5.11
Construction and land development	2,639.1	75.5	5.77	2,067.2	63.2	6.17
Residential real estate	3,131.3	52.7	3.39	2,243.8	43.8	3.92
Consumer	34.3	0.8	4.96	54.5	1.5	5.35
Total HFI loans (1), (2), (3)	27,462.5	609.5	4.53	22,919.2	566.2	5.04
Securities:
Securities - taxable	5,083.6	44.5	1.77	2,833.3	33.5	2.38
Securities - tax-exempt	2,073.8	33.0	4.03	1,285.8	22.1	4.36
Total securities (1)	7,157.4	77.5	2.42	4,119.1	55.6	3.00
Other	3,876.7	2.9	0.15	736.7	3.3	0.92
Total interest earning assets	41,185.0	732.6	3.67	27,796.8	625.4	4.62
Non-interest earning assets
Cash and due from banks	312.7			179.0
Allowance for credit losses	(273.1)			(231.9)
Bank owned life insurance	177.1			180.5
Other assets	2,903.8			1,190.3
Total assets	$44,305.5			$29,114.7
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$4,139.0	$2.8	0.14%	$3,296.9	$6.1	0.37%
Savings and money market accounts	14,584.5	15.1	0.21	9,230.9	23.2	0.51
Certificates of deposit	1,708.9	4.5	0.54	2,248.3	18.2	1.63
Total interest-bearing deposits	20,432.4	22.4	0.22	14,776.1	47.5	0.65
Short-term borrowings	769.3	4.6	1.21	207.8	0.5	0.53
Long-term debt	177.5	4.7	5.30	—	—	—
Qualifying debt	624.6	13.1	4.24	442.0	10.0	4.53
Total interest-bearing liabilities	22,003.8	44.8	0.41	15,425.9	58.0	0.76
Interest cost of funding earning assets			0.22			0.42
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	17,185.4			9,999.9
Other liabilities	1,460.2			625.9
Stockholders’ equity	3,656.1			3,063.0
Total liabilities and stockholders' equity	$44,305.5			$29,114.7
Net interest income and margin (4)		$687.8	3.45%		$567.4	4.20%

(1)    Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $16.5 million and $13.4 million for the six months ended June 30, 2021 and 2020, respectively.
(2)    Included in the yield computation are net loan fees of $65.5 million and $43.3 million for the six months ended June 30, 2021 and 2020, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:
	Consolidated Company	Commercial	Consumer Related	Corporate & Other
At June 30, 2021:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$11,240.8	$13.4	$79.5	$11,147.9
Loans held for sale	4,465.2	—	4,465.2	—
Loans, net of deferred loan fees and costs	30,026.4	20,642.9	9,387.0	(3.5)
Less: allowance for credit losses	(232.9)	(212.1)	(20.8)	—
Total loans	29,793.5	20,430.8	9,366.2	(3.5)
Other assets acquired through foreclosure, net	3.9	3.9	—	—
Goodwill and other intangible assets, net	610.7	295.4	315.3	—
Other assets	2,954.9	254.3	1,165.4	1,535.2
Total assets	$49,069.0	$20,997.8	$15,391.6	$12,679.6
Liabilities:
Deposits	$41,921.0	$26,262.3	$14,841.8	$816.9
Borrowings and qualifying debt	1,735.2	—	355.8	1,379.4
Other liabilities	1,378.3	302.9	143.9	931.5
Total liabilities	45,034.5	26,565.2	15,341.5	3,127.8
Allocated equity:	4,034.5	2,178.7	1,348.7	507.1
Total liabilities and stockholders' equity	$49,069.0	$28,743.9	$16,690.2	$3,634.9
Excess funds provided (used)	—	7,746.1	1,298.6	(9,044.7)

No. of offices	53	45	7	1
No. of full-time equivalent employees	3,075	575	1,209	1,291

Income Statement:

Three Months Ended June 30, 2021:	(in millions)
Net interest income	$370.5	$280.7	$139.5	$(49.7)
(Recovery of) provision for credit losses	(14.5)	(18.6)	7.2	(3.1)
Net interest income after provision for credit losses	385.0	299.3	132.3	(46.6)
Non-interest income	136.0	13.9	116.9	5.2
Non-interest expense	244.8	104.1	135.6	5.1
Income (loss) before income taxes	276.2	209.1	113.6	(46.5)
Income tax expense (benefit)	52.4	50.4	27.5	(25.5)
Net income (loss)	$223.8	$158.7	$86.1	$(21.0)

Six Months Ended June 30, 2021:	(in millions)
Net interest income	$687.8	$544.5	$247.5	$(104.2)
(Recovery of) provision for credit losses	(46.9)	(54.8)	8.9	(1.0)
Net interest income (expense) after provision for credit losses	734.7	599.3	238.6	(103.2)
Non-interest income	155.7	33.1	117.4	5.2
Non-interest expense	379.8	202.4	170.9	6.5
Income (loss) before income taxes	510.6	430.0	185.1	(104.5)
Income tax expense (benefit)	94.3	103.2	44.9	(53.8)
Net income (loss)	$416.3	$326.8	$140.2	$(50.7)

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:
	Consolidated Company	Commercial	Consumer Related	Corporate
At December 31, 2020:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$8,176.5	$12.0	$45.6	$8,118.9
Loans, net of deferred loan fees and costs	27,053.0	20,245.8	6,798.2	9.0
Less: allowance for loan losses	(278.9)	(263.4)	(15.4)	(0.1)
Total loans	26,774.1	19,982.4	6,782.8	8.9
Other assets acquired through foreclosure, net	1.4	1.4	—	—
Goodwill and other intangible assets, net	298.5	296.1	2.4	—
Other assets	1,210.5	257.0	96.6	856.9
Total assets	$36,461.0	$20,548.9	$6,927.4	$8,984.7
Liabilities:
Deposits	$31,930.5	$21,448.0	$9,936.8	$545.7
Borrowings and qualifying debt	553.7	—	—	553.7
Other liabilities	563.3	170.4	3.3	389.6
Total liabilities	33,047.5	21,618.4	9,940.1	1,489.0
Allocated equity:	3,413.5	1,992.2	579.1	842.2
Total liabilities and stockholders' equity	$36,461.0	$23,610.6	$10,519.2	$2,331.2
Excess funds provided (used)	—	3,061.7	3,591.8	(6,653.5)

No. of offices	49	45	3	1
No. of full-time equivalent employees	1,915	581	156	1,178

Income Statement:

Three Months Ended June 30, 2020:	(in millions)
Net interest income	$298.4	$254.9	$72.4	$(28.9)
Provision for (recovery of) credit losses	92.0	98.0	(10.5)	4.5
Net interest income (expense) after provision for credit losses	206.4	156.9	82.9	(33.4)
Non-interest income	21.3	9.6	0.4	11.3
Non-interest expense	114.8	71.2	21.2	22.4
Income (loss) before income taxes	112.9	95.3	62.1	(44.5)
Income tax expense (benefit)	19.6	22.9	14.7	(18.0)
Net income (loss)	$93.3	$72.4	$47.4	$(26.5)

Six Months Ended June 30, 2020:	(in millions)
Net interest income	$567.4	$483.4	$128.1	$(44.1)
Provision for credit losses	143.2	145.8	(7.5)	4.9
Net interest income (expense) after provision for credit losses	424.2	337.6	135.6	(49.0)
Non-interest income	26.4	21.0	0.8	4.6
Non-interest expense	235.3	153.6	47.0	34.7
Income (loss) before income taxes	215.3	205.0	89.4	(79.1)
Income tax expense (benefit)	38.1	48.9	21.1	(31.9)
Net income (loss)	$177.2	$156.1	$68.3	$(47.2)

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Pre-Provision Net Revenue by Quarter:
	Three Months Ended
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
	(in millions)
Net interest income	$370.5	$317.3	$314.8	$284.7	$298.4
Total non-interest income	136.0	19.7	23.8	20.6	21.3
Net revenue	$506.5	$337.0	$338.6	$305.3	$319.7
Total non-interest expense	244.8	135.0	132.2	124.1	114.8
Less: Acquisition and restructure expenses	15.7	0.4	—	—	—
Total non-interest expense, adjusted	$229.1	$134.6	$132.2	$124.1	$114.8
Pre-provision net revenue (1)	$277.4	$202.4	$206.4	$181.2	$204.9
Less:
Acquisition and restructure expenses	15.7	0.4	—	—	—
(Recovery of) provision for credit losses	(14.5)	(32.4)	(34.2)	14.6	92.0
Income tax expense	52.4	41.9	47.0	30.8	19.6
Net income	$223.8	$192.5	$193.6	$135.8	$93.3

Efficiency Ratio by Quarter:
Total non-interest expense, adjusted	$229.1	$134.6	$132.2	$124.1	$114.8
Divided by:
Total net interest income	370.5	317.3	314.8	284.7	298.4
Plus:
Tax equivalent interest adjustment	8.5	8.0	7.7	7.2	7.0
Total non-interest income	136.0	19.7	23.8	20.6	21.3
	$515.0	$345.0	$346.3	$312.5	$326.7
Efficiency ratio - tax equivalent basis (2)	44.5%	39.0%	38.2%	39.7%	35.1%

Tangible Common Equity:
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
	(dollars and shares in millions)
Total stockholders' equity	$4,034.5	$3,712.7	$3,413.5	$3,224.0	$3,102.4
Less: goodwill and intangible assets	610.7	298.0	298.5	299.0	296.9
Total tangible common equity	3,423.8	3,414.7	3,115.0	2,925.0	2,805.5
Plus: deferred tax - attributed to intangible assets	1.8	1.4	1.6	1.7	1.8
Total tangible common equity, net of tax	$3,425.6	$3,416.1	$3,116.6	$2,926.7	$2,807.3
Total assets	$49,069.0	$43,397.0	$36,461.0	$33,335.5	$31,906.4
Less: goodwill and intangible assets, net	610.7	298.0	298.5	299.0	296.9
Tangible assets	48,458.3	43,099.0	36,162.5	33,036.5	31,609.5
Plus: deferred tax - attributed to intangible assets	1.8	1.4	1.6	1.7	1.8
Total tangible assets, net of tax	$48,460.1	$43,100.4	$36,164.1	$33,038.2	$31,611.3
Tangible common equity ratio (3)	7.1%	7.9%	8.6%	8.9%	8.9%
Common shares outstanding	104.2	103.4	100.8	100.8	100.8
Tangible book value per share, net of tax (3)	$32.86	$33.02	$30.90	$29.03	$27.84

Non-GAAP Financial Measures Footnotes

(1)	We believe this non-GAAP measurement is a key indicator of the earnings power of the Company.
(2)	We believe this non-GAAP ratio provides a useful metric to measure the efficiency of the Company.
(3)	We believe this non-GAAP metric provides an important metric with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.
CONTACT:
Western Alliance Bancorporation
Dale Gibbons, 602-952-5476